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Shareholder Loan



1. This note documents a loan arrangement between Inforte Corporation and Stephen Mack, in effect as of December 31, 1998.

2. Inforte agrees to loan Steve $106,191.87 on December 31, 1998.

3. The term of the loan is indefinite, and the loan can be repaid at any time. Most likely, the loan will be repaid on or prior to the IPO date, but this is not required.

4. There are no interest payments during the life of the loan; the repayment amount will include all interest that accrues while the loan is outstanding.

5. The interest rate on this loan is 7.75%, the current prime rate. Interest will accrue annually.

6. The formula below is an example of how accrued interest will be calculated. Assume that the loan is repaid on June 30, 2000.

        106,191.87 * (1 + 0.0775) /\ (547 / 365.25) = 118,751.62

        where:
        106,191.87 = the loan principal
        0.0775 = the interest rate, 7.75% in decimal form
        547 = the number of days from December 31, 1998 to June 30, 2000
        365.25 = the average number of days in a year
        118,751.62 = the repayment amount in this example

7. For book and tax purposes, Inforte will recognize interest income from this loan each month. Since interest accrues annually, the monthly interest will be the same each month within a given calendar year. The calculations below show the monthly interest for the next 5 years (assuming the loan remains outstanding).

        Year             Principal   Annual Interest  Monthly Interest
        1999            106,191.87      8,229.87          685.82
        2000            114,421.74      8,867.68          738.97
        2001            123,289.42      9,554.93          796.24
        2002            132,844.36     10,295.44          857.95
        2003            143,139.79     11,093.33          924.44

8. The purpose of this loan is to allow Steve to exercise all existing option grants. Steve has two options grants, both of which are fully vested:

        Grant Date       Options    Exercise Price  Amount to Exercise
        10/26/94        1,000,000       $0.02           $20,000.00
        7/31/96         1,850,000       $0.05161        $95,483.87

        Total           2,850,000                      $115,483.87

9. Inforte currently owes Steve $9,292.00 from an outstanding loan that Steve made to Inforte. Subtracting this amount from the total amount to exercise reduces Steve's obligation to Inforte to $106,191.87 (115,483.87 - 9,292.00 = 106,191.87). This is the loan amount. Thus, three separate transactions will occur: 1) Inforte repays its $9,292.00 loan from Steve; 2)
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    Inforte loans $106,191.87 to Steve; 2) Steve pays $115,483.87 to Inforte to exercise 2,850,000 options. No money will actually change hands as all of the cash amounts net to 0.

10. The following transaction will occur on Inforte's books:

        Account                                     Dr           Cr
        1006001 AR-Employee                     106,191.87
        1036002 Loans from Shareholders            9292.00
                1086001 Equity-Stock                         115,483.87

11. Steve shall have the discretion to repay the loan with cash or by selling a portion of his stock to Inforte at the then current fair market value. Inforte shall not be obligated to purchase more stock from Steve than would be necessary to repay the then current loan balance.

12. By signing below, Steve and Inforte agree to all points in this document.


/s/ Stephen Mack                        /s/ Nick Padgett
_____________________________           _____________________________
Stephen Mack                            Nick Padgett
                                        Chief Financial Officer
                                        Inforte Corporation